R.H. Donnelley Inc. Announces Expiration of Offer to Purchase with Respect to
                 Its 10 7/8% Senior Subordinated Notes Due 2012

      CARY, N.C., Oct. 17 /PRNewswire-FirstCall/ -- R.H. Donnelley Inc., a wholly owned subsidiary of R.H. Donnelley Corporation (NYSE: RHD), announced today that the offer to purchase and consent solicitation related to $600,000,000 aggregate principal amount of its 10 7/8% senior subordinated notes due 2012 (the "Notes") expired today, October 17, 2007, at 8:00 a.m., New York City time.

      As of the expiration of the offer to purchase and consent solicitation, the Company had received valid tenders of, and deliveries of consents related to, $599,922,000 aggregate principal amount of the Notes, representing 99.987% of the $600 million aggregate principal amount of the Notes, pursuant to the terms of the offer to purchase and consent solicitation. These amounts include the receipt by the Company of previously announced valid tenders of, and deliveries of consents related to, $599,632,000 aggregate principal amount of the Notes at or prior to 5:00 p.m., New York City time, on October 1, 2007, representing approximately 99.9% of the aggregate principal amount of the Notes outstanding. The Company has accepted for purchase all notes validly tendered before 8:00 a.m., New York City time, on October 17, 2007. The Company executed a supplemental indenture relating to the Notes on October 2, 2007, which became operative on October 17, 2007.

      Visit R.H. Donnelley Inc. online at http://www.rhd.com.

SOURCE R.H. Donnelley Corporation